Exhibit 5.1 Akerman LLP One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

March 13, 2015

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

Ladies and Gentlemen:

We have acted as counsel for XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of (A) up to 3,185 shares of Series A Convertible Perpetual Preferred Stock of the Company (the “Selling Securityholder Preferred Stock”), (B) up to 446,167 warrants to purchase shares of the Company’s common stock (“Common Stock”) at an initial exercise price of $7.00 per share of Common Stock (the “Selling Securityholder Warrants”), and (C) up to 901,167 shares of Common Stock underlying the Selling Securityholder Preferred Stock and Selling Securityholder Warrants consisting of (i) up to 455,000 shares of Common Stock (the “Preferred Shares”) issuable upon conversion of the 3,185 shares of Selling Securityholder Preferred Stock and (ii) up to 446,167 shares of Common Stock (the “Warrant Shares” and collectively with the Preferred Shares, the “Shares” and such Shares together with the Selling Securityholder Preferred Stock and Selling Securityholder Warrants, the “Securities”) issuable upon the exercise of the 446,167 Selling Securityholder Warrants. The Securities are being registered for public resale pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Selling Securityholder Preferred Stock and the Selling Securityholder Warrants are owned by the selling securityholders named in the Registration Statement (the “Selling Securityholders”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K of the Act.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the amended and restated certificate of incorporation of the Company, as amended; (2) the 2nd amended and restated bylaws of the Company, (3) resolutions of the Company’s board of directors; (4) the Registration Statement and exhibits thereto; (5) the certificate of designation of Series A Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designation”); (6) the form of warrant certificate; (7) the registration rights agreement, dated as of September 2, 2011; (8) the investment agreement, dated as of June 13, 2011; and (9) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein.

XPO Logistics, Inc.

March 13, 2015

In making the foregoing examinations, we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of all natural persons and the authenticity of all documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(i)	the shares of Selling Securityholder Preferred Stock are duly authorized, validly issued, fully paid and non-assessable;

(ii)	the Selling Securityholder Warrants are duly authorized, validly issued, fully paid and non-assessable;

(iii)	assuming due conversion of the Selling Securityholder Preferred Stock in accordance with the terms of the Certificate of Designation, the Preferred Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable; and

(iv)	assuming due exercise of the Selling Securityholder Warrants in accordance with the terms of the Selling Securityholder Warrants (including full payment of the exercise price), the Warrant Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof, including the statutory provisions, applicable provisions of the Delaware constitution and reported decisions interpreting such laws, and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We expressly do not cover in this opinion the application of securities or “blue sky” laws in the various states to the sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

XPO Logistics, Inc.

March 13, 2015

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Sincerely,

/s/ AKERMAN LLP